EXHIBIT 3.3

SECOND AMENDED AND RESTATED
CERTIFICATE OF DESIGNATIONS
AND DESCRIPTION
OF
SERIES A PREFERRED STOCK
OF
NUVIM, INC.
a Delaware corporation

          Pursuant to Section 151 of the General Corporation Law of the State of Delaware, the undersigned duly authorized officer of NuVim, Inc. (the “Corporation”), on behalf of the Corporation, DOES HEREBY CERTIFY that, pursuant to the authority conferred upon the Corporation’s Board of Directors by the Certificate of Incorporation of the Corporation, as amended, and the General Corporation Law of the State of Delaware, on November 30, 2004, the Corporation’s Board of Directors duly adopted, at a duly held meeting, the following resolution:

          RESOLVED, that, pursuant to the authority vested in the Corporation’s Board of Directors (the “Board”) in accordance with the provisions of the Corporation’s Certificate Incorporation, as amended, and the General Corporation Law of the State of Delaware, the Board does hereby amend and restate in its entirety the Corporation’s Amended and Restated Certificate of Designations of the Series A Preferred Stock, par value $0.00001 per share, as follows:

          1.          Designation and Amount; Rank.  The shares of the series of Preferred Stock hereby established shall be designated as “Series A Preferred Stock” and the number of shares constituting such series shall be 4,875,850.  The Series A Preferred Stock shall rank pari passu with the Corporation’s Series C Convertible Preferred Stock, par value $0.0001 per share (the “Series C Preferred Stock”).

          2.          Dividend Provisions.  The holders of shares of Series A Preferred Stock shall be entitled to receive dividends, out of assets legally available therefor, prior and in preference to any declaration or payment of any dividend (payable other than in Common Stock) on the Common Stock of this Corporation when, as and if declared by the Board of Directors.

          3.          Liquidation Preference.

                       (a)          In the event of any liquidation, dissolution or winding up of the Corporation whether voluntary or involuntary, the holders of the Series A Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of the Common Stock (“Common Stock”) and each other class or series of stock that by its terms ranks junior to the Series

A Preferred Stock, and pari passu with the Series C Preferred Stock and each other class or series of stock that by its terms ranks on a parity (the “Parity Stock”) with the Series A Preferred Stock, by reason of their ownership thereof, the amount of $1.00 per share (as adjusted for any stock dividends, combinations or splits with respect to such shares) (the “Series A Purchase Price”) plus any accrued or declared but unpaid dividends on such share for each share of Series A Preferred Stock then held (such sum the “Series A Preferential Amount”).  If upon the occurrence of such event, the assets and funds to be distributed among the holders of the Series A Preferred Stock, the Series C Preferred Stock and any other Parity Stock shall be insufficient to permit the payment to such holders of the full Series A Preferential Amount and amounts due upon such event in respect of the Series C Preferred Stock and any other such Parity Stock, then the entire assets and funds of the Corporation legally available for distribution with respect to such securities shall be distributed to the holders of the Series A Preferred Stock, the Series C Preferred Stock and any other such Parity Stock, ratably in proportion to the preferential amount each such holder is otherwise entitled to receive.

                       (b)          In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, and subject to the payment in full of the Series A Preferential Amount as provided in subparagraph (a) of this Section 3 and of any other preferential amounts due with respect to any other securities of the Corporation, the holders of the Common Stock, the holders of the Series A Preferred Stock and any other securities of the Corporation that by its terms is entitled to such right shall be entitled to receive the entire remaining assets and funds of the Corporation legally available for distribution, to be distributed among the holders of the Common Stock, the Series A Preferred Stock and any other securities of the Corporation that by its terms is entitled to such right on a common equivalent basis.

                       A consolidation, merger or other business combination of the Corporation with or into another corporation or other entity in which the Corporation is not the surviving entity may be deemed, upon the affirmative vote, or written consent, of the holders of a majority of the shares of Series A Preferred Stock then outstanding, a liquidation of the Corporation.

                       (c)          Whenever the distribution provided for in this Section 3 shall be payable in securities or property other than cash, the value of such distribution shall be the fair market value of such securities or other property as determined in good faith by the Board of Directors.

          4.          Redemption.

                       (a)          The Series A Preferred Stock is not subject to a right of redemption by the Corporation.

          5.          Voting Rights.

                       (a)          Each holder of shares of Series A Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which such shares of Series A Preferred Stock could be converted and shall have voting rights and powers equal to the voting rights and powers of the Common Stock (except as required by law), voting together with the Common Stock as a single class.  Fractional voting shall not, however, be permitted and any fractional votes resulting from the above formula (after aggregating all shares into which shares of the Series A Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward).

                       (b)          So long as any shares of Series A Preferred Stock are outstanding, the Corporation shall not, without the affirmative vote or consent of holders of a majority of the shares of Series A Preferred Stock and Series C Preferred Stock then outstanding, voting together as a class, authorize, create or issue shares of any class or series of stock having preference or priority as to payment of dividends or upon actual or deemed liquidation senior to any such preference or priority of the Series A Preferred Stock or Series C Preferred Stock, or authorize, create or issue shares of any class or series or any bonds, debentures, notes or other obligations or securities convertible into or exchangeable for, or having optional rights to purchase, any shares of the Corporation’s capital stock having any such preference or priority.

          6.          Conversion.  Each holder of the Series A Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

                       (a)          Right to Convert.  Each share of Series A Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share by delivery of the certificate representing such share to the office of the Corporation or the transfer agent for such stock, into such number of fully paid and nonassessable shares of the Common Stock as is determined by dividing $1.00 by the Series A Conversion Price (as defined below) applicable to such share and determined as hereinafter provided, in effect on the date the certificate is surrendered for conversion.  The price at which shares of the Common Stock shall be deliverable upon conversion of shares of shares of the Series A Preferred Stock (the “Series A Conversion Price”) shall be $1.00 per share of the Common Stock as of the Initial Issuance Date (as defined below).  Such initial Series A Conversion Price shall be adjusted as hereinafter provided.

                       (b)          Automatic Conversion.  Each share of Series A Preferred Stock shall automatically be converted into shares of the Common Stock at the then-effective Series A Conversion Price, upon the earliest of (i) subject to the last paragraph of Section 3(b) hereof, a consolidation, merger or other business combination of the Corporation with or into another corporation or entity in which the Corporation is not the surviving entity, unless the Corporation and such other entity provide otherwise and (ii) at the closing of an underwritten, firm commitment public offering pursuant to an effective registration under the Securities Act of 1933, as amended (the “Act”), covering the offer and sale by the Corporation of its Common Stock.

                       (c)          Mechanics of Conversion.

                                      (i)          Before any holder of Series A Preferred Stock shall be entitled to convert the same into shares of the Common Stock, the holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for such stock, and shall give written notice to the Corporation at such office that the holder elects to convert the same and shall state therein the name or names in which the holder wishes the certificate or certificates for shares of the Common Stock to be issued.  The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series A Preferred Stock, a certificate or certificates for the number of shares of the Common Stock to which the holder shall be entitled as aforesaid.  Such conversion shall be deemed to have been made immediately prior to the close of business on the date of surrender of the shares of Series A Preferred Stock to be converted, and the person or persons entitled to receive the shares of the Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of the Common Stock on such date.

                                      (ii)          If the conversion is in connection with an underwritten offering of securities pursuant to the Securities Act, the conversion may, at the option of any holder tendering shares of Series A Preferred Stock for conversion, be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, in which event the person(s) entitled to receive the Common Stock upon conversion of the Series A Preferred Stock shall not be deemed to have converted such Series A Preferred Stock until immediately prior to the closing of such sale of securities.

                       (d)          Adjustments to Series A Conversion Price for Certain Diluting Issues.

                                      (i)          Special Definitions.  For purposes of this Section 6(d), the following definitions apply:

                                                    (1)          “Options” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire either Common Stock or Convertible Securities (defined below).

                                                    (2)          “Convertible Securities” shall mean any evidences of indebtedness, shares (other than Common Stock or Series A Preferred Stock) or other securities convertible into or exchangeable for Common Stock.

                                                    (3)          “Additional Shares of Common Stock” shall mean all shares of Common Stock issued (or, pursuant to Section 6(d)(iii), deemed to be issued) by the Corporation after the Issue Date, other than shares of Common Stock issued (deemed issued):

                                                    (A)          upon conversion of shares of Series A or Series C Preferred Stock;

                                                    (B)          common stock, or rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Common Stock Equivalents (“Options”), issued to officers, employees or directors of, or consultants to, the Corporation or any subsidiary of the Corporation, pursuant to any agreement, plan or arrangement approved by the Board of Directors of the Corporation and the shares issuable upon exercise of such Options;

                                                    (C)          as a dividend or distribution of Series A or Series C Preferred Stock;

                                                    (D)          for which adjustment of the Series A Conversion Price is made pursuant to Sections 6(e) or (f);

                                                    (E)          securities of the Corporation issued in connection with an acquisition by the Corporation of all, or a substantial part, of another entity (other than an affiliated entity), a merger, consolidation, other reorganization transaction, or purchase of all, or a substantial part, of the assets of such entity (including securities issued to persons formerly employed by such other entity and subsequently hired by the Corporation and to any broker or finders in connection therewith);

                                                    (F)          securities of the Corporation issued to financial institutions, guarantors, strategic or institutional investors, or to lessors in connection with commercial credit arrangements, equipment financings, or similar transactions (directly or pursuant to the exercise of Options or Common Stock Equivalents);

                                                    (G)          securities of the Corporation issued or issuable to consultants as consideration for services rendered or to be rendered, pursuant to terms approved by the Board of Directors;

                                                    (H)          common Stock issued to officers, employees, directors, consultants or vendors in connection with any restructuring of indebtedness outstanding as of November 30, 2004, plus any accrued interest on such indebtedness until the date of issuance of such Common Stock, pursuant to terms approved;

                                                    (I)          Common Stock, options or warrants issued in connection with bridge financing and related transactions, pursuant to terms approved by the Board of Directors; and

                                                    (J)          Common Stock or other securities issued in the Corporation’s initial public offering of securities.

                                                    (4)          “Issue Date” shall mean the date on which a share of Series A Preferred Stock was first issued.

                                      (ii)          No Adjustment of Conversion Price.  Any provision herein to the contrary notwithstanding, no adjustment in the Series A Conversion Price shall be made in respect of the issuance of Additional Shares of Common Stock unless the consideration per share (determined pursuant to Section 6(d)(v) hereof) for an Additional Share of Common Stock issued or deemed to be issued by the Corporation is less than the Series A Conversion Price in effect on the date of, and immediately prior to, such issue.

                                      (iii)          Deemed Issue of Additional Shares of Common Stock.  In the event the Corporation at any time or from time to time after the Issue Date shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities then entitled to receive any such Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein designed to protect against dilution) of Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, except as otherwise set forth in Section 6(d)(i)(3), above provided further that in any such case in which Additional Shares of Common Stock are deemed to be issued:

                                                     (1)          no further adjustments in the Series A Conversion Price shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities:

                                                     (2)          if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any increase in the consideration payable to the Corporation, or decrease in the number of shares of Common Stock issuable, upon the exercise, conversion or exchange thereof, the Series A Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities (provided, however, that no such adjustment of the Series A Conversion Price shall affect Common Stock previously issued upon conversion of the Series A Preferred Stock); and

                                                     (3)          no readjustment pursuant to clause (2) above shall have the effect of increasing the Series A Conversion Price to an amount which exceeds the lower of (a) the Series A Conversion Price on the day immediately prior to the original adjustment date and (b) the Series A Conversion Price that would have resulted from any other issuance of Additional Shares of Common Stock between the original adjustment date and such readjustment date.

                                      (iv)          Adjustment of Conversion Price Upon Issuance of Additional Shares of Common Stock.  In the event the Corporation, at any time after the Issue Date shall issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Section 6(d)(iii)) without consideration or for a consideration per share less than the Series A Conversion Price on the date of and immediately prior to such issue, then and in such event, except for adjustments governed by Sections 6(e) and (f) below, the Series A Conversion Price shall be reduced, concurrently with such issue, to a price (calculated to the nearest cent) determined by multiplying such Series A Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of shares of Common Stock which the aggregate consideration received by the Corporation for the total number of Additional Shares of Common Stock so issued would purchase at such Series A Conversion Price in effect immediately prior to such issuance, and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of such Additional Shares of Common Stock so issued.  For the purpose of the above calculation, the number of shares of Common Stock outstanding immediately prior to such issue shall be calculated on a fully diluted basis, as if all shares of Series A Preferred Stock and all Convertible Securities had been fully converted into shares of Common Stock and any outstanding Options (whether vested or not vested, exercisable or not exercisable) had been fully exercised (and the resulting securities fully converted into shares of Common Stock, if so convertible) as of such date.

                                      (v)          Determination of Consideration.  For purposes of this Section 6(d), the consideration received by the Corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:

                                                     (1)          Cash and Property.  Such consideration shall:

                                                     (A)          insofar as it consists of cash, be computed at the aggregate amount of cash received by the Corporation;

                                                     (B)          insofar as it consists of property other than cash, be computed at the fair value thereof at the time of such issue, as determined in good faith by the Board of Directors; and

                                                     (C)          in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received in exchange for the Additional Shares of Common Stock, computed as provided in clauses (A) and (B) above, as determined in good faith by the Board.

                                                     (2)          Options and Convertible Securities.  The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Section 6(d)(iii), relating to Options and Convertible Securities shall be determined by dividing:

                                                     (A)          the total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein designed to protect against dilution) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities by

                                                     (B)          the maximum number of shares of Common Stock (as set forth in the instrument relating thereto, without regard to any provision contained therein designed to protect against the dilution) issuable upon the exercise of such Options or conversion or exchange of such Convertible Securities.

                       (e)          Adjustments to Conversion Prices for Dividends, Stock Splits, Subdivisions and Combinations.  In the event that the Corporation, at any time or from time to time after the date on which a share of Series A Preferred Stock was first issued, shall declare or pay, without consideration, any dividend on the Common Stock payable in Common Stock or in any right to acquire Common Stock for no consideration, or shall effect a split or subdivision of the outstanding shares of Common Stock into a greater number of shares of Common Stock (by stock split, reclassification or otherwise), or in the event the outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, then the Series A Conversion Price in effect immediately prior to such event shall, concurrently with the effectiveness of such event, be proportionately decreased or increased, as appropriate.

                       (f)          Adjustments for Reclassification and Reorganization.  Subject to the last paragraph of Section 3(b) hereof and to Section 6(b)(i) hereof, if the Common Stock issuable upon conversion of the Series A Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for in Section 6(e) above), the Series A Conversion Price then in effect shall, concurrently with the effectiveness of such reorganization or reclassification, be proportionately adjusted so that the Series A Preferred Stock shall be convertible into, in lieu of the number of shares of the Common Stock which the holders would otherwise have been entitled to receive, a number of shares of such other class or classes of stock equivalent to the number of shares of the Common Stock that would have been subject to receipt by the holders upon conversion of Series A Preferred Stock immediately before that change.

                       (g)          No Impairment.  Without the vote or written consent of the holders of a majority of the outstanding Series A Preferred Stock, voting or acting together as a single class, the Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 6 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series A Preferred Stock against impairment.

                       (h)          Certificates as to Adjustments.  Upon the occurrence of each adjustment or readjustment of any Conversion Price pursuant to this Section 6, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series A Preferred Stock a certificate executed by the Corporation’s President or Chief Financial Officer setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based.  The Corporation shall, upon the written request at any time of any holder of Series A Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Series A Convertible Price at the time in effect, and (iii) the number of shares of the Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of the Series A Preferred Stock.

                       (i)          Issue Taxes.  The Corporation shall pay any and all issue and other taxes that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of shares of Series A Preferred Stock pursuant hereto; provided, however, that the Corporation shall not be obligated to pay any transfer resulting from any transfer requested by any holder in connection with any such conversion.

                       (j)          Reservation of Stock Issuable Upon Conversion.  The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of the Common Stock, solely for the purpose of effecting the conversion of the shares of Series A Preferred Stock, such number of its shares of the Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series A Preferred Stock; and if at any time the number of authorized but unissued shares of the Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Series A

Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized by unissued shares of the Common Stock to such number of shares as shall be sufficient for such purpose, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to the Corporation’s Certificate of Incorporation.

                       (k)          Fractional Shares.  No fractional shares shall be issued upon the conversion of any share or shares of Series A Preferred Stock.  All shares of the Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series A Preferred Stock by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuable of any fractional share.  If, after the aforementioned aggregation, the conversion would result in the issuance of a fraction of a share of the Common Stock, the Corporation shall, in lieu of issuing any fractional share, pay the holder otherwise entitled to such fraction a sum in cash equal to the fair market value of such fraction on the date of conversion (as determined in good faith by the Board of Directors).

                       (l)          Notices.  Any notice required by the provisions of this Section 6 to be given to the holders of shares of Series A Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of the Corporation.  In the event that the Corporation shall propose at any time to effect any reclassification or recapitalization, to merge or consolidate with or into any other entity, or sell, lease or convey all or substantially all of its assets, or to liquidate, dissolve or wind up, then, in connection with each such event, the Corporation shall send to the holders of Series A Preferred Stock:  (1) at least 10 days prior written notice of the date on which a record shall be taken for such event and specifying the date on which such event shall occur; and (2) at least 10 days prior written notice of the record date for determining rights to vote, if any, in respect of such event unless the holders of a majority of the Series A Preferred Stock outstanding waive the notice required by clause (1) or (2).

          7.          No Reissuance of the Series A Preferred Stock.  No share or shares of the Series A Preferred Stock acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued as part of that series.  The authorized number of shares of that series shall be automatically reduced by the number of shares reacquired, and the Board of Directors of the Corporation shall return those shares to the status of authorized but undesignated shares of Preferred Stock.  The Corporation may from time to time take such appropriate corporate action as may be necessary to reduce the authorized number of shares of Series A Preferred Stock accordingly.

          8.          Delaware Law.  This Amended and Restated Certificate of Designations and Description of Series A Preferred Stock of NuVim, Inc. was duly adopted, pursuant to the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

          IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Designations to be signed by a duly authorized officer of the Corporation.

Dated: March 30, 2005	NUVIM, INC.

	By:	/s/ RICHARD P. K UNDRAT

	Name:	Richard P. Kundrat
	Title:	President

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